Exhibit 5.2

22 September 2025

Santander UK Group Holdings plc
2 Triton Square, Regent’s Place
London NW1 3AN
England

Ladies and Gentlemen:

We have acted as special English counsel to Santander UK Group Holdings plc, a public limited company incorporated under the laws of England and Wales (the “Company”), in connection with the Company’s offering pursuant to a registration statement on Form F-3 (No. 333-280673) of U.S.$1,350,000,000 aggregate principal amount of 4.320% Fixed Rate/Floating Rate Notes due 2029 (the “2029 Notes”), U.S.$1,000,000,000 aggregate principal amount of 5.136% Notes due 2036 (the “2036 Notes”), and U.S.$400,000,000 aggregate principal amount of Floating Rate Notes due 2029 (the “Floating Rate Notes” and, together with the 2029 Notes and the 2036 Notes, the “Securities”) to be issued under an amended and restated indenture, dated 18 April 2017, between the Company and Citibank, N.A., as the trustee (the “Trustee”) (as successor to Wells Fargo Bank, National Association pursuant to an agreement of resignation, appointment and acceptance dated 4 March 2021, among the Company, the Trustee and Wells Fargo Bank, National Association), as heretofore supplemented and amended (the “Base Indenture”), as supplemented and amended by the twelfth supplemental indenture dated as of 22 September 2025 (the “Twelfth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) between the Company and the Trustee. Such registration statement as amended as of its most recent effective date (15 September 2025), insofar as it relates to the Securities (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)), including the documents incorporated by reference therein but excluding Exhibits 25.1, 25.2 and 25.3, is herein called the “Registration Statement”.

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	an executed copy of the underwriting agreement standard provisions, dated 4 September 2024, and pricing agreements, dated 15 September 2025, into which they are incorporated by reference (together, the “Underwriting Agreements,” and each, an “Underwriting Agreement”) among the Company and the several underwriters named in Schedule I to each Underwriting Agreement;

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(c)	an executed copy of the Base Indenture;

(d)	an executed copy of the Twelfth Supplemental Indenture;

(e)	facsimile copies of the Securities in global registered form (the “Global Securities”) as executed by the Company and authenticated by the Trustee;

(f)	a certificate dated 22 September 2025 of Tania Leonidova, Head of Corporate and Internal Governance of the Company (the “Secretary’s Certificate”), having annexed thereto and certified as true, complete and up to date copies of the following documents:

(i)	a copy of the Company’s certificate of incorporation and certificates of incorporation on change of name;

(ii)	a copy of the Articles of Association of the Company (the “Articles of Association”);

(iii)	a copy of an extract of the resolutions passed by the board of directors of the Company at a meeting of the board of directors held on 27 July 2015;

(iv)	a copy of the resolutions passed at a meeting of a committee of the board of directors held on 1 October 2015;

(v)	a copy of an extract of the resolutions passed by the board of directors of the Company at a meeting of the board of directors held on 24 July 2017;

(vi)	a copy of the written resolutions of a committee of the board of directors dated 4 August 2017;

(vii)	a copy of the resolutions passed by the board of directors of the Company at a meeting of the board of directors held on 13 October 2022;

(viii)	a copy of the resolutions passed at a meeting of the funding committee of the board of directors held on 30 January 2023; and

(ix)	a copy of the wholesale power of attorney of the Company dated 16 January 2025, as amended pursuant to a deed of variation dated 11 August 2025 (the “Wholesale Power of Attorney”).

In this opinion letter, the Underwriting Agreements, the Indenture and the Global Securities are referred to collectively as the “Transaction Documents” or each individually as a “Transaction Document”.

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In rendering the opinions expressed below we have assumed and not verified:

(a)	the genuineness of all signatures, stamps and seals, the authenticity and completeness of all documents supplied to us and the conformity to the originals of all documents supplied to us as photocopies, facsimile or electronic copies;

(b)	that, where a document has been examined by us in draft, specimen or certificated form, it has been or will be executed in the form of that draft, specimen or certificate;

(c)	that each of the Transaction Documents has been or will be duly authorised, executed and delivered by each of the parties to such Transaction Document (other than the Company) and each such party (other than the Company) has the power, capacity and authority to execute, deliver and perform its obligations contained in each of the Transaction Documents to which it is a party;

(d)	the absence of any other arrangements between any of the parties to any of the Transaction Documents which modify or supersede any of the terms of any of the Transaction Documents;

(e)	the accuracy as to factual matters of each document we have reviewed, including, without limitation, (i) the accuracy of the representations and warranties contained in the Underwriting Agreements other than those contained in Sections 2(i), 2(k), 2(l) and 2(m), (ii) the accuracy and completeness of all statements in the Secretary’s Certificate and (iii) the compliance by each of the parties thereto with their respective obligations under the Transaction Documents;

(f)	that no law of any jurisdiction outside England and Wales would render the execution, delivery, issue or performance of the terms of the Transaction Documents illegal or ineffective and that, insofar as any obligation under the Transaction Documents falls to be performed in any jurisdiction other than England and Wales, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;

(g)	that any party or prospective party to the Transaction Documents which is subject to the supervision of any regulatory authority in the United Kingdom has complied and will comply with the requirements of such regulatory authority in connection with the offering and sale of the Securities;

(h)	that where a document is required to be delivered, each party to it has delivered the same without it being subject to escrow or any other similar arrangement;

(i)	that each of the parties to the Transaction Documents has fully complied with its obligations under all applicable money laundering laws and regulations;

(j)	that the binding effect of the Transaction Documents on the parties thereto is not affected by duress, undue influence or mistake, and no document has been entered into by any of the parties thereto in connection with any unlawful activity;

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(k)	that all consents, approvals, notices, filings and registrations which are necessary under any applicable laws or regulations (other than laws or regulations of the United Kingdom) in order to permit the execution, delivery or performance of the Transaction Documents have been or will be duly made or obtained;

(l)	that there are no provisions of the laws of any jurisdiction outside England and Wales that would have any implication for the opinions we express and that, insofar as the laws of any jurisdiction outside England and Wales may be relevant to this opinion letter, such laws have been and will be complied with;

(m)	that each of the Transaction Documents constitutes legal, valid and binding obligations of each of the parties thereto enforceable in accordance with its terms under all applicable laws (including the laws of the State of New York, by which the Transaction Documents are expressed to be governed);

(n)	that each of the parties to the Transaction Documents has complied with all applicable provisions of (i) Regulation (EU) No. 2017/1129 of the European Parliament as it forms part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended from time to time, including by the European Union (Withdrawal Agreement) Act 2020 and the Retained EU Law (Revocation and Reform) Act 2023) (the “EUWA”), (ii) Regulation (EU) No. 596/2014 of the European Parliament as it forms part of United Kingdom domestic law by virtue of the EUWA, (iii) the Financial Services Act 2012, and (iv) the Financial Services and Markets Act 2000, as amended (the “FSMA”) and any applicable secondary legislation made under any of the foregoing with respect to anything done by any of them in relation to the Securities in, from or otherwise involving the United Kingdom (including Sections 19, 21 and 85 of the FSMA);

(o)	that the information relating to the Company disclosed by our searches on 22 September 2025 at Companies House at their website at www.companieshouse.gov.uk and by telephone at the Central Registry of Winding Up Petitions at the Insolvency and Companies List in London in relation to the Company was then complete, up to date and accurate and has not since then been materially altered and that such searches did not fail to disclose any material information which had been delivered for registration but did not appear on the website or on the relevant file in London at the time of our search, and that such oral disclosures did not fail to disclose any material information or any petition for an administration order, dissolution or winding-up order in respect of the Company that has been presented in England and Wales;

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(p)	that (i) the board and committee resolutions included in the Secretary’s Certificate were duly and validly passed and are true records of the proceedings of the respective meetings, are in full force and effect, and have not been amended, revoked or superseded, as of the date hereof (ii) the Wholesale Power of Attorney was duly and validly executed, has not been amended or revoked and is in full force and effect on the date hereof, and (iii) the Secretary’s Certificate, including the documents annexed thereto, is true and correct as of the date hereof and has not been amended, revoked or superseded;

(q)	that each director of the Company has disclosed any interest which he or she may have in the transactions contemplated by each of the Transaction Documents in accordance with the provisions of the Companies Act 1985 and the Companies Act 2006 and the Articles of Association, and that none of the relevant directors of the Company has any interest in such transactions except to the extent permitted by the Articles of Association;

(r)	that the execution and delivery of each of the Transaction Documents by the Company and the exercise of its rights and performance of its obligations thereunder will (i) materially benefit the Company and that the directors of the Company acted in good faith and in the interests of the Company in approving each of the Transaction Documents and the transactions contemplated thereby; and (ii) will not conflict with, or result in a breach of, or constitute a default under, or result in the creation of any mortgage, charge or security interest upon any property or assets of the Company or its subsidiary undertakings under (A) any agreement to which it is a party or to which any of its properties may be subject or (B) any existing applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court, having jurisdiction over the Company or its subsidiary undertakings or any of its properties; and

(s)	that any limit on borrowings to which the Company is subject has not been exceeded, and that the entry into the Transaction Documents will not cause any such limit on borrowings to be exceeded.

Based on the foregoing, and subject to the further qualifications and limitations set forth below, it is our opinion that:

1.	The Company has been duly incorporated as a public limited company under the laws of England and Wales. A search of the records of the Registrar of Companies as made public through the www.companieshouse.gov.uk website on 22 September 2025 and an oral enquiry made to the Central Registry of Winding Up Petitions at the Insolvency and Companies List at approximately 11:01 a.m. GMT on 22 September 2025 revealed no petition, order or resolution for the winding up of the Company and no petition for, and no notice of appointment of, a receiver or administrator, provided that:

(a)	the searches with Companies House referred to above are not conclusively capable of revealing whether or not (i) a winding up order has been made in respect of a company or a resolution passed for the winding up of a company, or (ii) an administration order has been made in respect of a company, or (iii) a receiver, administrative receiver, administrator, liquidator or similar officer has been appointed in respect of a company, since notice of these matters might not be filed with Companies House immediately and, when filed, might not be made available through the website or entered on the files of Companies House relating to insolvency details with respect to the relevant company immediately. In addition, such searches are not capable of revealing, prior to the making of the relevant order, whether or not a winding up petition or a petition for an administration order has been presented; and

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(b)	the enquiry at the Central Registry of Winding Up Petitions at the Insolvency and Companies List referred to above relates only to a compulsory winding up and is not capable of revealing conclusively whether or not a winding up petition in respect of a compulsory winding up has been presented since details of the petition may not have been entered on the records of the Central Registry of Winding Up Petitions immediately or, in the case of a petition presented to a County Court, may not have been notified to the Central Registry and entered on such records at all, and the response to an enquiry only relates to the period of six months prior to the date when the enquiry was made. We have not made enquiries of any County Court as to whether a petition for the appointment of an administrator has been presented to, or an administration order has been made by, any County Court against the Company.

2.	The Company possessed, as at the time of execution, the corporate power to enter into and perform its obligations under the Base Indenture and the Company possesses the corporate power to enter into and perform its obligations under the Supplemental Indenture and the Global Securities.

3.	The Base Indenture and the Twelfth Supplemental Indenture have been duly authorised, executed and delivered by the Company.

4.	The Global Securities have been duly authorised, issued and executed by the Company.

The opinions set out above are limited to the laws of England and Wales in force as at the date of this opinion letter (taking into account the effect of the Agreement on the withdrawal of the United Kingdom of Great Britain and Northern Ireland from the European Union and the European Atomic Energy Community and the EUWA), as currently applied by the courts in England and Wales, and are given on the basis that this opinion letter will be governed by and construed in accordance with English law. On 31 January 2020, the United Kingdom ceased to be a member of the European Union (“EU”). By virtue of Sections 1A and 1B of the EUWA, EU law continued to be applicable in the United Kingdom for the duration of the implementation period set out in Section 1A(6) of the EUWA (“Transition Period”). After the Transition Period, pursuant to Sections 2 to 4 of the EUWA, certain EU laws in effect immediately before the end of the Transition Period form part of English law. However, EU law otherwise ceased to be applicable in the United Kingdom and thus does not form part of English law on and after 1 January 2021. The Retained EU Law (Revocation and Reform) Act 2023 came into effect on 1 January 2024 and, among other amendments, repealed section 4 of the EUWA and further restricted the scope of retained EU law in United Kingdom domestic law (now renamed ‘assimilated law’). We express no opinion on the effect of EU law in the United Kingdom or on EU law itself.

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We hereby consent to the incorporation by reference of this opinion in the Registration Statement and the use of our name in the prospectus constituting a part of the Registration Statement and the prospectus supplement dated 15 September 2025 related to the Securities under the heading “Legal Opinions”. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,
CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Sarah E. Lewis Harthan
Sarah E. Lewis Harthan, a Partner